As filed with the Securities and Exchange Commission on January 28, 2026

Registration Nos. 333-218735

333-251104

333-273652

333-288644

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-218735

FORM S-8 REGISTRATION STATEMENT NO. 333-251104

FORM S-8 REGISTRATION STATEMENT NO. 333-273652

FORM S-8 REGISTRATION STATEMENT NO. 333-288644

UNDER

THE SECURITIES ACT OF 1933

PLYMOUTH INDUSTRIAL REIT, INC.

(PIR Industrial REIT LLC as successor by merger to Plymouth Industrial REIT, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	27-5466153
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

c/o Makarora Investments LLC

60 Charlton Street, 6th Floor

New York, NY 10014

(Address of Principal Executive Offices) (Zip Code)

Plymouth Industrial REIT, Inc. and Plymouth Industrial OP, LP
2014 Incentive Award Plan

(Full title of the plan)

Scott Dunn

c/o Makarora Investments LLC

60 Charlton Street, 6th Floor

New York, NY 10014

(Name and address of agent for service)

(646) 347-1920

(Telephone number, including area code, of agent for service)

Copies to:

Joseph A. Herz

Win Rutherfurd

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

(212) 801-9200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by Plymouth Industrial REIT, Inc., a Maryland corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-8 (No. 333-218735) filed with the SEC on June 14, 2017, registering the issuance of an aggregate of 375,000 Shares issuable under the Plymouth Industrial REIT, Inc. and Plymouth Industrial OP, LP 2014 Incentive Award Plan (as amended and restated from time to time, the “Plan”);

2.	Registration Statement on Form S-8 (No. 333-251104) filed with the SEC on December 3, 2020, registering the issuance of an aggregate of 500,000 Shares issuable under the Plan;

3.	Registration Statement on Form S-8 (No. 333-273652) filed with the SEC on August 3, 2023, registering the issuance of an aggregate of 500,000 Shares issuable under the Plan; and

4.	Registration Statement on Form S-8 (No. 333-288644) filed with the SEC on July 11, 2025, registering the issuance of an aggregate of 500,000 Shares issuable under the Plan;

in each case, plus such indeterminate number of Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the Plan.

On January 27, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of October 24, 2025, by and among the Registrant, Plymouth Industrial OP, LP, a Delaware limited partnership (the “Operating Partnership”), PIR Ventures LP, a Delaware limited partnership (“Parent”), PIR Industrial REIT LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“REIT Merger Sub”), and PIR Industrial OP LLC, a Delaware limited liability company and wholly-owned by REIT Merger Sub (“OP Merger Sub”), (i) the Operating Partnership merged with and into OP Merger Sub, with OP Merger Sub surviving as a wholly-owned subsidiary of REIT Merger Sub and (ii) the Registrant merged with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of Parent (collectively, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its Shares pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 28, 2026.

PIR INDUSTRIAL REIT LLC (as successor by merger to Plymouth Industrial REIT, Inc.)

By:	/s/ Scott Dunn
	Name:	Scott Dunn
	Title:	Director

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.